UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

TBC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-11579	20-1888610

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7111 Fairway Drive, Suite 201, Palm Beach Gardens, FL	33418

(Address of principal executive offices)	(Zip code)

561-227-0955

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Restricted Stock and Option Grant to Chief Executive Officer

On March 29, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of TBC Corporation (the “Company”) granted to Lawrence C. Day, the Company’s President and Chief Executive Officer, (i) an option to purchase 49, 000 shares of the Company’s Common Stock at $27.69, the closing price of the Company’s Common Stock on that date (the “Option”); and (ii) 15,000 restricted shares of the Company’s Common Stock (the “Restricted Shares”). The Option was granted under the Company’s 2004 Incentive Plan (the “2004 Plan”), and the Restricted Shares were granted pursuant to the Company’s 1989 Stock Incentive Plan.

The Option is a nonqualified stock option which vests in 20% increments, beginning on the first anniversary of the date of grant and continuing on each anniversary of the date of grant thereafter, provided that Mr. Day is then still an employee of the Company and that, during the preceding calendar year, the Company’s Common Stock outperforms the Russell 2000® Index. To the extent that the Option is not then fully vested and Mr. Day is still then an employee of the Company, the Option vests in full on January 1, 2015. The Restricted Shares vest in a similar manner, except that to the extent that they have not previously vested, the Restricted Shares will vest in full on March 29, 2013, if Mr. Day is still then an employee of the Company.

2005 Annual Performance Awards

On March 31, 2005, the Compensation Committee designated all of the Company’s executive officers as participants with potential annual performance awards for 2005 under the 2004 Plan. Under the 2004 Plan, a participant’s potential annual performance award is stated as a percentage of the participant’s base salary; each performance measure is weighted to represent a fixed percentage of the potential award; and all awards are payable in cash. Participants may earn up to 200% of their targeted annual performance awards if maximum objectives for performance measures are met. In the case of the Company’s Chief Executive Officer and the four most highly compensated executive officers of the Company other than its Chief Executive Officer as of December 31, 2004 (collectively, the “Named Executive Officers”), the Committee fixed their targeted annual performance awards for 2005 at the following percentages of base salary at January 1, 2005: Mr. Day – 65%; Kenneth P. Dick — 110%; Thomas W. Garvey – 55%; J. Glen Gravatt — 55%; and Orland Wolford - 150%.

Also on March 31, 2005, the Committee approved the performance measures upon which annual performance awards for 2005 will be based, as well as the threshold level for each performance measure that must be attained before any payment is earned, the targeted level for each performance measure that must be attained in order to receive 100% of the targeted annual performance award, the maximum performance for each performance measure that must be attained in order to receive 200% of the targeted annual performance award attributable to that performance measure, and the weighting of each performance measure.

In the case of all of the Company’s executive officers, the Committee selected adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and adjusted cash from operations as the performance measures applicable to them. Adjusted cash from operations will be measured based upon the Company’s performance on a consolidated basis. In the case of the EBITDA performance measure, for all executive officers other than Messrs. Dick and Wolford, EBITDA will be measured based upon the Company’s performance on a consolidated basis. For Mr. Dick, who is the President and Chief Executive Officer of TBC Private Brands, Inc. and Carroll’s, Inc., EBITDA will be measured based upon the individual performance of these two subsidiaries. The EBITDA performance measure applicable to Mr. Wolford, who is the President and Chief Executive Officer of Tire Kingdom, Inc., Merchant’s, Incorporated, and NTW Incorporated, the subsidiaries operating the Company’s retail stores, will be measured based upon the combined performance of these three subsidiaries.

For 2005, the Committee assigned a 30% weighting to the cash from operations performance measure applicable to all executive officers and a 70% weighting to the EBITDA performance measure applicable to all executive officers other than Mr. Dick. In the case of Mr. Dick, his performance measure relating to the EBITDA of TBC Private Brands, Inc. is weighted at 35% and his performance measure relating to the EBITDA of Carroll’s, Inc. is weighted at 35%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TBC CORPORATION
Date: April 4, 2005	By	/s/ THOMAS W. GARVEY

Thomas W. Garvey, Executive Vice President and Chief Financial Officer

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